                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                           Interleukin Genetics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, no par value per share

--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   584981 10 4
                         ------------------------------
                                 (CUSIP Number)

                                January 31, 2000

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

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
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CUSIP NO.  584981 10 4                                             13G                       PAGE 2  OF  4  PAGES
           -----------
----------------------------------------------                                             -------------------------

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1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stephen Garafalo

--------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a) [ ]
                                                                                                  (b) [ ]
--------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

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                       5      SOLE VOTING POWER

      NUMBER OF               790,967
       SHARES          ---------------------------------------------------------------------------------------------
    BENEFICIALLY
      OWNED BY         6      SHARED VOTING POWER
        EACH
      REPORTING               650,000
       PERSON          ---------------------------------------------------------------------------------------------
        WITH
                       7      SOLE DISPOSITIVE POWER

                              790,967
                       ---------------------------------------------------------------------------------------------

                       8      SHARED DISPOSITIVE POWER

                              650,000

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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,440,967
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                           6.4%
--------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*  IN

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                               Page 2 of 4 pages

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ITEM 1.
     (a) Interleukin Genetics, Inc.

     (b) 100 N.E. Loop 410, Suite 820, San Antonio, TX 78216-4769

ITEM 2.
     (a) Stephen Garafalo

     (b) 6 Teal Court, New City, NY 10956-3156

     (c) United States

     (d) common stock, no par value per share

     (e) 584981 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b),
        CHECK WHETHER THE PERSON FILING IS A:
     (a) [ ] Broker or Dealer registered under Section 15 of the Act

     (b) [ ] Bank as defined in section 3(a)(6) of the Act

     (c) [ ] Insurance Company as defined in section 3(a)(19) of the act

     (d) [ ] Investment Company registered under section 8 of the Investment
             Company Act

     (e) [ ] Investment Adviser registered under section 203 of the Investment
             Advisers Act of 1940

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (section)240.13d-l(b)(l)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with
             (section)240.13d-l(b)(ii)(G) (Note: See Item 7)

     (h) [ ] Group, in accordance with (section)240.13d-l(b)(l)(ii)(H)

ITEM 4.  OWNERSHIP
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount Beneficially Owned:  1,440,967

     (b) Percent of Class:  6.4%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:  790,967
         (ii)  shared power to vote or to direct the vote:  650,000
         (iii) sole power to dispose or to direct the disposition of:  790,967
         (iv)  shared power to dispose or to direct the disposition of:  650,000


                               Page 3 of 4 pages


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Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         N/A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A

ITEM 10. CERTIFICATION
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 9, 2000
                                             ----------------------------------
                                                            Date


                                             /s/ Stephen Garafalo
                                             ----------------------------------
                                                          Signature


                                             Stephen Garafalo
                                             ----------------------------------
                                                          Name/Title



     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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